ARTICLES OF ORGANIZATION OF GO FINANCIAL COMPANY LLC

Exhibit 3.1.9.1

1. The name of the limited liability company is Go Financial Company LLC.

2. The address of the limited liability company’s known place of business in Arizona is 4020 East Indian School Road, Phoenix, AZ 85018.

3. The name and street address of the statutory agent of the limited liability company is DT Acceptance Corporation, an Arizona corporation, 4020 East Indian School Road, Phoenix, AZ 85018.

4. Management of the limited liability company is vested in a manager or managers. The name and address of the sole manager of the limited liability company is DT Acceptance Corporation, an Arizona corporation, 4020 East Indian School Road, Phoenix, AZ 85018. The name and address of the sole member of the limited liability company is DT Acceptance Corporation, an Arizona corporation, 4020 East Indian School Road, Phoenix, AZ 85018.

Dated: July 7, 2011	/s/ Steven Johnson
Steven Johnson Organizer

The undersigned, having been designated to act as statutory agent, hereby consents to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

DT ACCEPTANCE CORPORATION
By: /s/ Steven Johnson
Name: Steven Johnson Title: President